AMERICAN DIVERSIFIED FUND, INC.
                 Form N-SAR attachment for period ending 3/31/99

Item 77(K)- ----------

     At the April 16, 1999 board meeting, the board made the selection of Tait, Weller & Baker, independent public accountants, to serve as the Registrant's auditors for the year ending March 31, 1999.

     The Board's selection of Tait, Weller & Baker was necessitated by the resignation of McGladrey & Pullen, LLP. and was based on consideration of Tait, Weller & Bakers expertise and cost efficiency. The reports of McGladrey & Pullen, LLP. on the financial statements of the Registrant as of March 31, 1998 and 1997, and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     Tait, Weller & Baker has informed the Registrant that neither Tait, Weller & Baker nor any of its partners has any direct or indirect financial interest in the Registrant except as auditors and independent public accountants.